As filed with the Securities and Exchange Commission on April 2, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

STANDARD PARKING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	16-1171179
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

900 N. Michigan Avenue, Suite 1600
Chicago, Illinois 60611-1542
(312) 274-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert N. Sacks, Esq.
Executive Vice President, General Counsel and Secretary
Standard Parking Corporation
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611-1542
(312) 274-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Mark R. Grossmann, Esq.
Mark D. Wood, Esq.
Katten Muchin Rosenman LLP
525 West Monroe Street, Suite 1900
Chicago, Illinois 60661
(312) 902-5200

Approximate date of commencement of proposed sale to the public:  From time to time on or after October 2, 2013, as determined by Standard Parking Corporation and the selling stockholders named in the prospectus contained herein.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.001 per share	6,161,332	$20.57	$126,738,599.24	$17,287.14

(1)           This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

(2)           Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the registrant’s common stock as reported on the NASDAQ Global Select Market on March 26, 2013.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 2, 2013

PROSPECTUS

STANDARD PARKING CORPORATION

6,161,332 Shares

Common Stock

The selling stockholders named in the “Selling Stockholders” section of this prospectus may elect from time to time on or after October 2, 2013, to offer and sell up to 6,161,332 shares of our common stock, par value $0.001 per share, in one or more offerings.

The selling stockholders may, from time to time on or after October 2, 2013, sell, transfer or otherwise dispose of any or all of their shares of our common stock on any stock exchange, market or trading facility on which our shares of common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. If these shares are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agents’ commissions.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “STAN.” On March 28, 2013, the last reported sale price of our common stock on the NASDAQ Global Select Market was $20.70 per share.

Investing in our common stock involves risks. You should carefully review the section entitled “Risk Factors” beginning on page 4 of this prospectus regarding information included and incorporated by reference in this prospectus and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2013

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell up to 6,161,332 shares of our common stock from time to time on or after October 2, 2013 in one or more offerings.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of our common stock.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders or their transferees. The prospectus supplement may add, update or change information in this prospectus. If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement hereto.  See “Where You Can Find More Information” for more information.

In this prospectus and any accompanying prospectus supplement, references to “Standard Parking,” “the Company,” “we,” “us” and “our” and similar expressions refer to Standard Parking Corporation and our consolidated subsidiaries, except where it is made clear that the term means only Standard Parking Corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including information we incorporate by reference, includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our merger with KCPC Holdings, Inc. (“KCPC”), the former ultimate parent of Central Parking Corporation (“Central”), and the other expectations, beliefs, plans, intentions and strategies of Standard Parking.

We have tried to identify these statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and “will” and similar terms and phrases to identify forward-looking statements, but such words, terms and phrases are not the exclusive means of identifying such statements.  These forward-looking statements are made based on management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.  Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following:

•                                          our ability to integrate Central into the business of Standard Parking successfully and the amount of time and expense spent and incurred in connection with the integration;

•                                          the risk that the economic benefits, cost savings and other synergies that we anticipate as a result of the Merger (as defined below) are not fully realized or take longer to realize than expected;

•                                          our substantially increased indebtedness incurred in connection with the Merger, which may reduce available cash flow, increase vulnerability to adverse economic conditions, and limit flexibility in planning for, or reacting to, changes in or challenges related to our business;

•                                          unanticipated Merger and integration expenses;

•                                          adverse litigation judgments or settlements;

•                                          adverse impact to our operations in areas damaged by Hurricane Sandy;

•                                          changes in general economic and business conditions or demographic trends;

•                                          the loss of customers, clients or strategic alliances as a result of the Merger;

•                                          other losses, or renewals on less favorable terms, of management contracts and leases;

•                                          the effect on our strategy and operations due to changes to our board of directors that occurred upon the completion of the Merger;

•                                          the impact of the divestitures of management contracts and leases required by the agreement entered into by us with the Department of Justice in connection with the Merger;

•                                          the impact of public and private regulations;

•                                          financial difficulties or bankruptcy of major clients;

•                                          intense competition;

•                                          insurance losses that are worse than expected or adverse events not covered by insurance;

•                                          labor disputes;

•                                          extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters;

•                                          the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors;

•                                          uncertainty in the credit markets;

•                                          availability, terms and deployment of capital;

•                                          our ability to obtain performance bonds on acceptable terms; and

•                                          the impact of Federal health care reform.

You should consider our forward-looking statements in light of the risks discussed under the heading “Risk Factors” below and in documents incorporated herein by reference.  All of our forward-looking statements should be considered in light of these factors. All of our forward-looking statements speak only as of the date they were made, and we undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise, except as may be required under applicable securities laws and regulations.

OUR COMPANY

On October 2, 2012 (the “Closing Date”), Standard Parking acquired KCPC pursuant to a merger (the “Merger”) of Hermitage Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Standard Parking (“Merger Sub”), with and into KCPC, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 28, 2012, by and among Standard, KCPC, Merger Sub and Kohlberg CPC Rep, L.L.C., in its capacity as the representative of KCPC’s stockholders.  KCPC was the surviving corporation in the Merger and, as a result, is now a wholly-owned subsidiary of Standard Parking.

We are one of the leading providers of parking management, ground transportation and other ancillary services to commercial, institutional and municipal clients in the United States, Puerto Rico and Canada.  Our services include a comprehensive set of on-site parking management and ground transportation services, which consist of training, scheduling and supervising all service personnel as well as providing customer service, marketing, maintenance, security and accounting and revenue control functions necessary to facilitate the operation of our clients’ parking facilities. We also provide a range of ancillary services such as airport shuttle operations, valet services, taxi and livery dispatch services and municipal meter revenue collection and enforcement services. We strive to be the #1 or #2 provider in each of the core markets in which we operate. As a given geographic market achieves a threshold operational size, we typically will establish a local office in order to promote increased operating efficiency. We rely on both organic growth and acquisitions to increase our client base and leverage our fixed corporate and administrative costs within each major metropolitan area. Our clients choose to outsource with us in order to attract, service and retain customers, gain access to the breadth and depth of our service and process expertise, leverage our significant technology capabilities and enhance their parking facility revenue, profitability and cash flow. As of December 31, 2012, including Central, we managed approximately 4,300 parking facility locations containing approximately 2.1 million parking spaces in approximately 456 cities, operated 262 parking-related service centers serving 75 airports, operated a fleet of approximately 700 shuttle buses carrying approximately 35 million passengers per year, operated 136 valet locations and employed a professional staff of approximately 25,000 people.

We maintain our principal executive offices at 900 N. Michigan Avenue, Suite 1600, Chicago, Illinois 60611-1542. Our telephone number is (312) 274-2000. Our web site address is www.standardparking.com. Information contained on our web site is not incorporated by reference into this prospectus, and you should not consider information contained on our web site to be a part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described in our filings with the SEC, which are incorporated by reference into this prospectus, including those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. See “Where You Can Find More Information”. The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered for sale in this prospectus by the selling stockholders.  The selling stockholders will receive all of the net proceeds from these sales.

SELLING STOCKHOLDERS

The table below sets forth information with respect to the selling stockholders and the shares of our common stock beneficially owned by the selling stockholders as of March 28, 2013 that may from time to time on or after October 2, 2013 be offered or sold pursuant to this prospectus.  The percentages of shares owned before the offering are based on the 21,870,770 shares of our common stock outstanding as of March 28, 2013.  The information regarding shares of our common stock beneficially owned after the offering assumes the sale of all shares of common stock offered hereunder by the selling stockholders and that the selling stockholders do not acquire any additional shares of our common stock.  Information in the table below with respect to beneficial ownership has been furnished by the selling stockholders.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary.  Because the selling stockholders may sell or otherwise dispose of all, some, or none of the shares covered hereby, we cannot estimate the number of the shares that will be sold or otherwise disposed of by the selling stockholders pursuant to this prospectus. Accordingly, for purposes of this prospectus, we have assumed that all of the shares covered by this prospectus will be sold by the selling stockholders.

	Shares Beneficially Owned Before the Offering		Number of Shares Being	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percent	Offered	Number	Percent
Kohlberg CPC Rep, L.L.C. (1)	3,613,167	16.55%	3,613,167	—	—%
2929 CPC Holdco, LLC (2)	1,341,251	6.1%	1,341,251	—	—%
VCM STAN-CPC Holdings, LLC (3)	1,204,388	5.5%	1,204,388	—	—%

(1)         Kohlberg Investors V, L.P., a Delaware limited partnership (“Kohlberg Investors V”), is the managing member of Kohlberg CPC Rep, L.L.C.  The general partner of Kohlberg Investors V is Kohlberg Management V, L.L.C., a Delaware limited liability company (“Kohlberg Management V”).  James A. Kohlberg is the managing member of Kohlberg Management V.  Christopher Anderson, Samuel P. Frieder, Seth H. Hollander, Christopher Lacovara, Shant Mardirossian, Evan Wildstein, Benjamin Mao, James A. Kohlberg and Gordon Woodward are members of Kohlberg Management V.  Mr. Kohlberg, Mr. Anderson, Mr. Frieder, Mr. Lacovara, Mr. Wildstein, Mr. Mardirossian, Mr. Hollander, Mr. Mao and Mr. Woodward are members of the Operating Committee of Kohlberg Management V.  The investment decisions of Kohlberg Management V are made by a vote of a majority of the members of its Operating Committee.  The individuals named above may be deemed to beneficially own the shares that are, or are deemed to be beneficially owned by, Kohlberg CPC Rep, L.L.C.  Such persons disclaim beneficial ownership of such shares.

(2)         Lubert-Adler Real Estate Fund V, L.P., a Delaware limited partnership (“Lubert-Adler Fund V”), is the managing member of 2929 CPC Holdco, LLC.  The general partner of Lubert-Adler Fund V is Lubert-Adler Group V, L.P., a Delaware limited partnership (“Group V LP”).  The general partner of Group V LP is Lubert-Adler Group V, LLC, a Delaware limited liability company (“Group V LLC”).  The board of managers of Group V LLC controls Group V LLC and acts by a unanimous vote of its members.  The board of managers of Group V LLC consists of Dean S. Adler and Ira M. Lubert.  The management company for Lubert-Adler Fund V is L-A Financial Management, LLC, a Delaware limited liability company (“Manager LLC”).  The board of managers of Manager LLC controls Manager LLC and acts by a unanimous vote of its members.  The board of managers of Manager LLC consists of Dean S. Adler and Ira M. Lubert.  Manager LLC has an asset management committee which acts by a majority vote of its members.  The asset management committee’s members are Gerald Ronon, Stuart Margulies, Amy Wilde, Mark Kripke and Ryan Forry.  Decisions regarding 2929 CPC Holdco, LLC are approved by both Group V LLC and the asset management committee of Manager LLC.  Dean S. Adler and Ira M. Lubert are the members of Group V LLC and Manager LLC.

(3)         Versa Capital Fund I, L.P., a Delaware limited partnership (“VC Fund I”), is the managing member of VCM STAN-CPC Holdings, LLC.  Versa FGP-I, LP, a Delaware limited partnership (“FGP”), is the general partner of VC Fund I.  Versa UGP-I, LLC, a Delaware limited liability company (“UGP”), is the general partner of

FGP.  Versa Fund Management, LLC, a Delaware limited liability company (“VFM”), is the general partner of UGP, and Versa Capital Group, LLC, a Delaware limited liability company (“VCG”), manages and controls VFM.  Gregory L. Segall is the controlling person of VCG.

Material Relationships with the Selling Stockholders

Merger Agreement

Pursuant to the Merger Agreement, on the Closing Date, each share of common stock and preferred stock of KCPC issued and outstanding as of the effective time of the Merger was converted into the right to receive its pro rata portion of 6,161,332 shares of our common stock in the aggregate.  All of the shares of common stock offered by the selling stockholders in this prospectus were originally issued by Standard Parking to the selling stockholders under the Merger Agreement.  In addition, each share of KCPC common stock was converted into the right to receive its pro rata portion of $27 million of total cash consideration (the “Cash Consideration”) to be paid on the third anniversary of the Closing Date, to the extent not used to satisfy the indemnification obligations of the former stockholders of KCPC, including the selling stockholders, that may arise under the Merger Agreement.  The Cash Consideration is subject to upward adjustment for, among other things, (i) the amount of tax refunds received by KCPC prior to the third anniversary of the Closing Date and (ii) the amount by which the combined net debt and absolute value of net working capital of KCPC as of the Closing Date was less than $275 million.

Subject to the limitations set forth in the Merger Agreement, each former stockholder of KCPC, including each of the selling stockholders, is required, severally and not jointly, to indemnify us and our affiliates and our respective directors, members, officers, equityholders, partners, employees, agents, subsidiaries, representatives, successors and assigns (collectively, the “Standard Parking Indemnified Parties”) for such former stockholder’s pro rata share of (i) adverse consequences for which any Standard Parking Indemnified Party sustains as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of KCPC contained in the Merger Agreement, (ii) the amount by which any payments by Standard Parking with respect to certain indemnified items (such as fees and expenses incurred with respect to existing litigation matters, obligations for non-routine repair and maintenance, pending union audits and third party indemnification obligations in connection with the disposition of any business of KCPC) exceeds the amount of the deductibles for such indemnified items set forth in the Merger Agreement, (iii) certain taxes incurred by KCPC prior to the Closing Date, (iv) the amount by which the combined net debt and the absolute value of net working capital of KCPC as of the Closing Date was greater than $285 million and (v) any adverse consequences resulting from dispositions of real property by KCPC prior to the Closing Date.

Standard Parking Board Designees

Pursuant to the Merger Agreement, our board of directors is required to nominate for election to our board of directors, unanimously recommend that our stockholders vote in favor of election to our board of directors, and solicit proxies in favor of the election of, the individuals designated by the Kohlberg Selling Stockholder (as defined herein), in its capacity as the representative of the former KCPC stockholders.  The Kohlberg Selling Stockholder, in its capacity as the representative of the former KCPC stockholders, is entitled to designate the following number of designees to our board of directors:

•                                          three, so long as the selling stockholders collectively own greater than or equal to 5,444,678 shares of our common stock;

•                                          two, so long as the selling stockholders collectively own greater than or equal to 4,355,742 shares of our common stock and less than 5,444,678 shares of our common stock;

•                                          one, so long as the selling stockholders collectively own greater than or equal to 2,177,871 shares of our common stock and less than 4,355,742 shares of our common stock; and

•                                          none, if the selling stockholders collectively own less than 2,177,871 shares of our common stock.

In accordance with our obligations under the Merger Agreement, at the effective time of the Merger, the size of our board of directors was increased from five members to eight members and our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, appointed Paul Halpern, Jonathan Ward and Gordon Woodward to fill the three new directorships resulting from the increase of the size of our board of directors.

Mr. Halpern is the Chief Investment Officer of Versa Capital Management, LLC, a private investment firm based in Philadelphia, Pennsylvania and an affiliate of VCM STAN-CPC Holdings, LLC, one of the selling stockholders (the “Versa Selling Stockholder”).  Mr. Ward is an Operating Partner of Kohlberg & Co., L.L.C., a private investment firm based in Mount Kisco, New York and an affiliate of Kohlberg CPC Rep, L.L.C., one of the selling stockholders (the “Kohlberg Selling Stockholder”).  Mr. Woodward is the Chief Investment Officer of Kohlberg & Co., L.L.C.  Prior to the Merger, each of Mr. Halpern, Mr. Ward and Mr. Woodward were members of the boards of directors of KCPC and certain of its subsidiaries.

Closing Agreements

On February 28, 2012, simultaneous with the execution of the Merger Agreement, Standard Parking entered into closing agreements (the “Initial Closing Agreements”) with each of the following former stockholders of KCPC: (i) Lubert-Adler Fund V and Lubert-Adler Real Estate Parallel Fund V, L.P. (collectively, the “Lubert-Adler Funds”), each of which is an affiliate of 2929 CPC Holdco, LLC, which is one of the selling stockholders (the “Lubert-Adler Selling Stockholder”); (ii) Kohlberg Investors V, Kohlberg TE Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors, L.P. and KOCO Investors V, L.P. (collectively, the “Kohlberg Funds”), each of which is an affiliate of the Kohlberg Selling Stockholder; and (iii) VC Fund I and Versa Capital Fund I Parallel, L.P., a Delaware limited partnership (collectively, the “Versa Funds”), each of which is an affiliate of the Versa Selling Stockholder.

Immediately prior to the Merger, the Kohlberg Funds contributed to the Kohlberg Selling Stockholder all of the shares of capital stock of KCPC held by the Kohlberg Funds, the Lubert-Adler Funds contributed to the Lubert-Adler Selling Stockholder all of the shares of capital stock of KCPC held by the Lubert-Adler Funds, and the Versa Funds contributed to the Versa Selling Stockholder all of the shares of capital stock of KCPC held by the Versa Funds.  Accordingly, on the Closing Date, we entered into Closing Agreements (the “Additional Closing Agreements” and, together with the Initial Closing Agreements, the “Closing Agreements”) with each of the selling stockholders.

Pursuant to the terms of the Closing Agreements, each of the selling stockholders have agreed that, for a period of three years following the Closing Date and for so long as such selling stockholder owns in the aggregate (together with its affiliates, all other selling stockholders and their respective affiliates and any other persons with which any of the foregoing form a “group” under Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) beneficially or of record more than 10% of the issued and outstanding shares of our common stock, to cause the shares of common stock held by them to be counted as present at any meeting of our stockholders and to vote, in person or by proxy, all of such shares of common stock as follows:

For two years following the Closing Date:

•                                          with respect to the election of directors to our board of directors, “for” any nominees recommended by our board of directors; and

•                                          with respect to all other matters submitted for a vote of our stockholders, in accordance with the recommendation of our board of directors with respect to such matters.

For the period beginning on the date after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date:

•                                          with respect to the election of directors to our board of directors, “for” any nominees recommended by our board of directors; and

•                                          with respect to all other matters submitted for a vote of our stockholders, in proportion to the votes cast by our other stockholders.

Each selling stockholder has also agreed that, for a period of four years after the Closing Date and for so long as such selling stockholder owns in the aggregate (together with its affiliates, all other selling stockholders, their affiliates and other persons with which any of the foregoing form a “group”) beneficially or of record more than 5% of the issued and outstanding shares of our common stock, such selling stockholder and its affiliates and their respective directors, officers, members, managers, partners and equity holders will not, during such four-year period only, in any manner, without the prior written consent of our independent directors (excluding any director nominated by the selling stockholders):

•                                          acquire or agree to acquire, or publicly offer or propose to acquire any of our voting securities or any rights or options to acquire any of our voting securities;

•                                          make any announcement with respect to, or publicly offer to effect, any merger, acquisition, consolidation, other business combination, restructuring, recapitalization, tender offer, exchange offer or other extraordinary transaction with or involving us or any of our subsidiaries or any of our or their securities or assets; provided that such selling stockholder may file or amend its Schedule 13D regarding our common stock or make other securities or tax filings as required by law;

•                                          other than in connection with the designation of designees to our board of directors in accordance with the Merger Agreement, (1) initiate, propose, induce or attempt to induce any other person to initiate any stockholder proposal, nominate any director to our board of directors or make any attempt to call a special meeting of our stockholders, (2) submit any proposal for consideration at, or bring any other business before, any meeting of our stockholders, or request that we include any proposals or director nominees in any proxy statement, (3) engage, or in any way participate, directly or indirectly, in any solicitations of proxies or consents or seek to advise, encourage or influence any person with respect to the voting of our securities (except in support of proposals approved by our board of directors) or (4) otherwise communicate with our stockholders or others through various forms of public communications regarding how such stockholder intends to vote his, her or its shares;

•                                          participate in a “group” with any other person or enter into any negotiation, contract or relationship with any third party, other than an affiliate of such selling stockholder, with respect to the acquisition or voting of any of our voting securities;

•                                          deposit any of our voting securities in any voting trust or subject any of our voting securities to any voting agreement;

•                                          publicly seek or publicly request permission to take any action that would violate any of the foregoing, amend or waive any of the requirements listed above or make any public announcement with respect to any of the requirements listed above; or

•                                          take, or cause others to take, any actions that would otherwise violate any of the requirements listed above.

The Kohlberg Funds have agreed that, for four years after the Closing Date, they will not consult with or participate in any business or business unit (i) that is engaged in owning, leasing, managing or operating for a third party any motor vehicle parking lot, parking garage or other parking facility or (ii) that is engaged as a principal part of such business or business unit in providing parking related services, and is located in anywhere in the United States.  The Versa Funds are subject to the same restrictions for a term of three and one-half years following the Closing Date.

The Kohlberg Funds and the Versa Funds have agreed generally not to (i) hire, solicit or encourage any person employed by us or our subsidiaries in a senior executive or manager capacity to leave the employment of us or our subsidiaries or (ii) hire any such person who has left the employ of us or our subsidiaries within one year after the departure of such person.  The Kohlberg Funds are subject to the foregoing restrictions for a term of four years following the Closing Date and the Versa Funds are subject to the foregoing restrictions for a term of three and one-half years following the Closing Date.

In addition, the Kohlberg Funds and the Versa Funds have agreed generally not to (i) induce or attempt to induce any of our or our subsidiaries’ clients or customers or any owner, lessor, manager or operator of any parking facility managed by us or any of our subsidiaries or any of their affiliates to terminate or reduce the parking services business it conducts with us or any of our subsidiaries or affiliates or change the terms of its relationship with us or any of our subsidiaries or affiliates to terms that are less favorable to us, (ii) provide parking services to any of our customers or (iii) solicit any of our customers at any time to provide parking services to such customer.  The Kohlberg Funds are subject to the foregoing restrictions for a term of four years following the Closing Date and the Versa Funds are subject to the foregoing restrictions for a term of three and one-half years following the Closing Date.

The Closing Agreements impose certain additional restrictive covenants on the Kohlberg Funds, the Kohlberg Selling Stockholder, the Versa Funds and the Versa Selling Stockholder including (i) confidentiality obligations with respect to our confidential information and (ii) non-disparagement requirements.  The Lubert-Adler Funds and the Lubert-Adler Selling Stockholder are subject to confidentiality obligations with respect to our confidential information pursuant to the terms of their respective Closing Agreements.

Under the Closing Agreements, if, on or prior to October 2, 2016, any selling stockholder transfers any shares of common stock owned by it pursuant to a privately negotiated transaction, the transferee will be required, as a condition to such transfer, to deliver to Standard Parking a joinder to the applicable Closing Agreement, agreeing to be bound by the standstill and transfer restrictions and the agreements regarding the voting of common stock therein, if such selling stockholder transfers shares of common stock:

•                  representing 5% or more of the issued and outstanding shares of common stock to any person;

•                  to any person, following which the transferee, together with its affiliates and any member of a group with such transferee, owns beneficially or of record 5% or more of the issued and outstanding shares of common stock; or

•                  to any affiliate of such selling stockholder or any other selling stockholder or any member of a group with such selling stockholder or any other selling stockholder or their respective affiliates.

Registration Rights Agreement

On the Closing Date, we also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling stockholders, pursuant to which we agreed to register for resale by the selling stockholders the shares of common stock that we issued to the selling stockholders pursuant to the Merger Agreement.  The registration statement, of which this prospectus forms a part, has been filed pursuant to the requirements of the Registration Rights Agreement.  We are required to maintain the effectiveness of the registration statement until the earliest to occur of (i) the date upon which the registrable securities are able to be sold without registration under the Securities Act of 1933 (the

“Securities Act”), (ii) the date that all registrable securities have been sold and (iii) the seventh anniversary of the effective date of the registration statement.  Prior to October 2, 2015, none of the selling stockholders may make any offers or sales of our common stock pursuant to this prospectus except in a firm commitment underwritten public offering, and none of the selling stockholders is permitted to request an underwritten public offering of shares of our common stock pursuant to this prospectus prior to October 2, 2013.  The selling stockholders have the right to request up to four firm commitment underwritten public offerings of the shares that we issued pursuant to the Merger Agreement, with no more than one such offering being requested in any six-month period.  Our obligation to effect any such offering is subject to customary underwriting cutbacks in the event that the managing underwriter determines that inclusion of the number of securities requested to be included in such offering would adversely affect the marketability of such offering.  The Registration Rights Agreement also provides the selling stockholders with piggyback registration rights for underwritten public offerings that we may effect for our own account or for the benefit of our other stockholders.

Other Arrangements

Prior to the consummation of the Merger, KCPC, Central, Kohlberg and Lubert-Adler were parties to that certain management agreement, dated as of May 22, 2007, pursuant to which KCPC and Central paid periodic management fees to Kohlberg and Lubert-Adler.  The management agreement was terminated effective as of the consummation of the Merger.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time on or after October 2, 2013, sell, transfer or otherwise dispose of any or all of their shares of common stock included for public offering in this prospectus on the NASDAQ Global Select Market or any stock exchange, market or trading facility on which the shares are listed or quoted or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                  sales to or through underwriters or broker-dealers for their own account or for resales to the public or to investors;

•                  directly to one or more purchasers in privately negotiated transactions, subject to the conditions on certain transfers in privately negotiated transactions set forth in the Closing Agreements;

•                  block trades;

•                  a combination of any such methods of sale; and

•                  any other method permitted by applicable law and not prohibited under the Closing Agreements or the Registration Rights Agreement.

However, pursuant to the Registration Rights Agreement, prior to October 2, 2015, none of the selling stockholders may make any offers or sales of our common stock pursuant to this prospectus except in a firm commitment underwritten public offering, and none of the selling stockholders is permitted to request an underwritten public offering of shares of our common stock pursuant to this prospectus prior to October 2, 2013.  If underwriters are used in a sale or distribution, the shares of our common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The shares of our common stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of a prospectus supplement.  During and after a firm commitment underwritten public offering, the underwriters may purchase and sell or distribute the shares of our common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering.  These activities may stabilize, maintain or otherwise affect the market price of the securities then offered, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.  We are not aware that any selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

In connection with a firm commitment underwritten public offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents.  In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  We and the selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

Under the Registration Rights Agreement, we are required to pay all fees and expenses incident to the registration and sale of the shares, including the fees and disbursements of no more than one counsel for the selling stockholders, with such fees and disbursements of counsel not to exceed, in the aggregate, $25,000 (or $50,000 in connection with a firm commitment underwritten public offering).  The selling stockholders are responsible for all underwriting and placement discounts and commissions, agency and placement fees, broker’s commissions and transfer taxes, if any, relating to the registration, sale or disposition of the shares held by the selling stockholders.

We have agreed to indemnify each selling stockholder and its affiliates against liabilities, including liabilities under the Securities Act and state securities laws, relating to (i) any untrue statement of a material fact contained in, or any omission of a material fact from, any registration statement, prospectus or any amendment or supplement thereto except to the extent that such untrue statements or omissions are based upon information furnished by such selling stockholder expressly for inclusion in such registration statement or prospectus or (ii) any violation or alleged violation by us of the Securities Act, the Exchange Act or any state securities laws in connection with any registration required under the Registration Rights Agreement.

Similarly, each selling stockholder has agreed to, severally and not jointly, pro rata based on its ownership of registrable securities up to the net proceeds received by such selling stockholder in the sale giving rise to such indemnification obligation, indemnify us from and against any and all losses for any untrue statement of a material fact contained in, or any omission of a material fact from, any registration statement, prospectus or any amendment or supplement thereto to the extent that such untrue statements or omissions are based upon information regarding such selling stockholder furnished by such selling stockholder expressly for inclusion in such registration statement, prospectus or amendment or supplement thereto.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

No member of the Financial Industry Regulatory Authority (“FINRA”) may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the sale of shares under this prospectus, which total compensation may not exceed 8%.

LEGAL MATTERS

The validity of our common stock to be offered by the selling stockholders will be passed upon for the Company by Katten Muchin Rosenman LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Standard Parking Corporation as of December 31, 2012, and for each of the years in the three-year period ended December 31, 2012, audited by Ernst & Young LLP, independent registered public accounting firm, which are included in Standard Parking Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance on their report given on their authority as experts in accounting and auditing.

The consolidated financial statements of KCPC Holdings, Inc. as of September 30, 2012, and for the year ended September 30, 2012, audited by Ernst & Young LLP, independent auditor, which are included in Exhibit 99.1 of Standard Parking Corporation’s Current Report on Form 8-K filed with the SEC on April 2, 2013, have been incorporated by reference herein and in the registration statement in reliance on their report given on their authority as experts in accounting and auditing.

The audited historical financial statements of KCPC Holdings, Inc. as of September 30, 2011, and for the years ended September 30, 2011 and September 30, 2010, which are included in Exhibit 99.1 of Standard Parking Corporation’s Current Report on Form 8-K filed with the SEC on April 2, 2013, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, including Standard Parking, that file electronically with the SEC. The address of that web site is www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus documents we file with the SEC, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC.  The information that we incorporate by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede that information.  This prospectus incorporates by reference the documents set forth below that have been previously filed with us by the SEC:

•                  Annual Report on Form 10-K, filed on March 18, 2013, for the fiscal year ended December 31, 2012 (including portions of the definitive Proxy Statement for our 2013 annual meeting of stockholders filed on April 1, 2013 solely to the extent incorporated by reference therein);

•                  Current Reports on Form 8-K filed on February 15, 2013, February 27, 2013 and April 2, 2013; and

•                  Registration Statement on Form 8-A filed on May 25, 2004 (description of the common stock), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (excluding any information furnished but not filed).  Those documents include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

Standard Parking Corporation
Attention: Investor Relations
900 N. Michigan Avenue, Suite 1600
Chicago, Illinois 60611-1542
(312) 274-2000

PROSPECTUS

                 , 2013

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Standard Parking Corporation, or the “registrant,” in connection with the sale of the securities being registered hereby. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$17,287.14
Printing expenses	10,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	55,000.00
Miscellaneous	2,712.86
Total	$135,000.00

ITEM 15. Indemnification of Directors and Officers.

Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or the “DGCL,” which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s Second Amended and Restated Certificate of Incorporation, as amended, contains the provisions permitted by Section 102(b)(7) of the DGCL.  If the DGCL is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the registrant, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by any amendment to the DGCL.

Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, or is or was serving at the request of such company as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interest and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudicated to be liable to the company. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.  The registrant’s Second Amended and Restated Certificate of Incorporation, as amended, and Fourth Amended and Restated Bylaws provide for indemnification of directors or officers of the registrant to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented.

The above provisions of the DGCL are nonexclusive.

The registrant maintains director and officer liability insurance policies which cover certain liabilities of directors and officers of the registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 16. Exhibits.

See the Exhibit Index immediately preceding the exhibits hereto, which is incorporated herein by reference.

ITEM 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by us pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 2nd day of April, 2013.

STANDARD PARKING CORPORATION

By:	/s/ James A. Wilhelm
Name: James A. Wilhelm
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Sacks, G Marc Baumann and Daniel R. Meyer as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Wilhelm	Director, President and Chief	April 2, 2013
James A. Wilhelm	Executive Officer
(Principal Executive Officer)

/s/ G Marc Baumann	Chief Financial Officer, Treasurer	April 2, 2013
G Marc Baumann	and President of Urban Operations
(Principal Financial Officer)

/s/ Daniel R. Meyer	Senior Vice President, Corporate	April 2, 2013
Daniel R. Meyer	Controller and Assistant Treasurer
(Principal Accounting Officer and Duly Authorized Officer)

Signature	Title	Date

/s/ Charles L. Biggs	Director	April 2, 2013
Charles L. Biggs

/s/ Karen M. Garrison	Director	April 2, 2013
Karen M. Garrison

/s/ Paul Halpern	Director	April 2, 2013
Paul Halpern

/s/ Robert S. Roath	Director and Non-Executive	April 2, 2013
Robert S. Roath	Chairman

/s/ Michael J. Roberts	Director	April 2, 2013
Michael J. Roberts

/s/ Jonathan P. Ward	Director	April 2, 2013
Jonathan P. Ward

/s/ Gordon H. Woodward	Director	April 2, 2013
Gordon H. Woodward

EXHIBIT INDEX

Exhibit
Number	Description
2.1

Agreement and Plan of Merger, dated February 28, 2012, by and among Standard Parking Corporation, Hermitage Merger Sub, Inc., KCPC Holdings, Inc. and Kohlberg CPC Rep, L.L.C. (incorporated by reference to exhibit 10.1 of Standard Parking Corporation’s Current Report on Form 8-K filed on February 29, 2012).

4.1

Specimen common stock certificate (incorporated by reference to exhibit 4.1 of Amendment No. 2 to Standard Parking Corporation’s Registration Statement on Form S-1, File No. 333-112652, filed on May 18, 2004).

4.2

Second Amended and Restated Certificate of Incorporation of Standard Parking Corporation filed on June 2, 2004 (incorporated by reference to exhibit 3.1.1 of Standard Parking Corporation’s Annual Report on Form 10-K filed on March 13, 2009).

4.3

Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Standard Parking Corporation effective as of January 7, 2008 (incorporated by reference to exhibit 3.1.1 of Standard Parking Corporation’s Annual Report on Form 10-K filed on March 13, 2009).

4.4

Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Standard Parking Corporation effective as of April 29, 2010 (incorporated by reference to exhibit 3.1.3 of Standard Parking Corporation’s Quarterly Report on Form 10-Q filed on August 6, 2010).

4.5

Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Standard Parking Corporation effective as of May 6, 2010 (incorporated by reference to exhibit 3.1.4 of Standard Parking Corporation’s Quarterly Report on Form 10-Q filed on August 6, 2010).

4.6

Fourth Amended and Restated Bylaws of Standard Parking Corporation dated January 1, 2010 (incorporated by reference to exhibit 3.1 of Standard Parking Corporation’s Current Report on Form 8-K filed on January 27, 2010).

4.7

The Closing Agreements, dated February 28, 2012, between Standard Parking Corporation and each of Lubert-Adler Real Estate Fund V, L.P. and Lubert-Adler Real Estate Parallel Fund V, L.P. (incorporated by reference to exhibit 10.2 of Standard Parking Corporation’s Current Report on Form 8-K filed on February 29, 2012).

4.8

The Closing Agreements, dated February 28, 2012, between Standard Parking Corporation and each of Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V,  L.P. and KOCO Investors V, L.P. (incorporated by reference to exhibit 10.3 of Standard Parking Corporation’s Current Report on Form 8-K filed on February 29, 2012).

4.9	The Closing Agreements, dated February 28, 2012, between Standard Parking Corporation and each of Versa Capital Fund I, L.P. and Versa Capital Fund I Parallel, L.P. (incorporated by reference to exhibit 10.4 of Standard Parking Corporation’s Current Report on Form 8-K filed on February 29, 2012).

4.10

Closing Agreement, dated as of October 2, 2012, between Standard Parking Corporation and Kohlberg CPC Rep, LLC (incorporated by reference to exhibit 10.2 of Standard Parking Corporation’s Current Report on Form 8-K filed on October 2, 2012).

4.11

Closing Agreement, dated as of October 2, 2012, between Standard Parking Corporation and 2929 CPC HoldCo, LLC (incorporated by reference to exhibit 10.3 of Standard Parking Corporation’s Current Report on Form 8-K filed on October 2, 2012).

4.12

Closing Agreement, dated as of October 2, 2012, between Standard Parking Corporation and VCM STAN-CPC Holdings, LLC (incorporated by reference to exhibit 10.4 of Standard Parking Corporation’s Current Report on Form 8-K filed on October 2, 2012).

4.13

Registration Rights Agreement, dated as of October 2, 2012, among Standard Parking Corporation, Kohlberg CPC Rep, L.L.C., 2929 CPC HoldCo, LLC and VCM STAN-CPC Holdings (incorporated by reference to exhibit 10.1 of Standard Parking Corporation’s Current Report on Form 8-K filed on October 2, 2012).

5.1*	Opinion of Katten Muchin Rosenman LLP.

23.1*

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (as to the incorporation by reference of the consolidated financial statements of Standard Parking Corporation as of December 31, 2012, and for each of the years in the three-year period ended December 31, 2012).

23.2*

Consent of Ernst & Young LLP, Independent Auditors (as to the incorporation by reference of the consolidated financial statements of KCPC Holdings, Inc. as of September 30, 2012 and for the year ended September 30, 2012).

23.3*

Consent of PricewaterhouseCoopers LLP, Independent Accountants (as to the incorporation by reference of the consolidated financial statements of KCPC Holdings, Inc. as of September 30, 2011 and for the years ended September 30, 2011 and September 30, 2010).

23.4*	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

*              Filed herewith.